EXHIBIT 99.3

Joint Capital Enhancement Agreement
Questions and Answers
Updated August 5, 2011

1.	What is the Joint Capital Enhancement Agreement?

Since 1989, the Federal Home Loan Banks (FHLBanks) have paid a portion of their earnings every year to the Resolution Funding Corporation (REFCORP). Starting in 2000, each FHLBank was required to contribute 20% of its earnings toward these payments. On August 5, 2011 the Federal Housing Finance Agency (Finance Agency) certified that the FHLBanks' REFCORP obligation has been fully satisfied. To improve their capital positions, the 12 FHLBanks have each agreed to set aside the portion of net earnings that they have paid toward their REFCORP obligation into a separate retained earnings account.

Under the Joint Capital Enhancement Agreement (Agreement), each FHLBank will allocate 20 percent of its net income to its own separate restricted retained earnings account until the balance of this new restricted retained earnings account equals at least one percent of that FHLBank's average balance of outstanding consolidated obligations for the previous quarter. These restricted retained earnings will not be available to pay dividends, but will remain on the FHLBank's balance sheet as an additional capital buffer against losses. The new restricted retained earnings account will be separate from any other restricted retained earnings account maintained by the FHLBank.

2.	What is the potential impact on future dividends at the Federal Home Loan Bank of Chicago?
The Federal Home Loan Bank of Chicago (“Bank”) paid nominal dividends based on our fourth quarter 2010 and first quarter 2011 earnings. The Bank also recently announced payment of a nominal dividend based on preliminary results for the second quarter of 2011. When evaluating the appropriate timing for restoration of a dividend, management and the Board took into consideration the importance to our members of maintaining a dividend once restored.  We do not anticipate that the requirements to contribute 20 percent of future net income to a restricted retained earnings account under the Agreement will have an impact on the Bank's ability to pay dividends except in the most extreme circumstances.  There is a provision in the Agreement that if, at any time, our restricted retained earnings were to fall below the required level under the Agreement, we would only be permitted to pay dividends out of:

•	Current net income that is not required to be added to our restricted retained earnings; and

•	Retained earnings that are not restricted.

3.	What are the potential benefits of the Agreement?

The Agreement is intended to benefit FHLBank members and investors in FHLBank debt by further strengthening the balance sheet at each FHLBank and by creating an additional buffer on each FHLBank's balance sheet to absorb losses. The Agreement is intended to provide additional protection for each member's capital stock investment and to enhance each FHLBank's capacity to continue to meet its consolidated obligations, for which all FHLBanks are jointly and severally liable.

4.	What is the target level for the restricted retained earnings account under the Agreement?

The Agreement establishes a target level for the new restricted retained earnings account equal to one percent of an FHLBank's average outstanding consolidated obligations for the previous quarter. Each FHLBank is required to contribute to its new restricted retained earnings account until the target level is reached and to maintain the target level thereafter. How long it will take an FHLBank to achieve its target level will depend on that FHLBank's level of net income and level of consolidated obligations in the future.

5.	When will the obligation to allocate funds to the new restricted retained earnings account begin?

Because the FHLBanks made their final payment to REFCORP during the third quarter of 2011 (based on second quarter earnings), the FHLBanks will be required to allocate funds to their new restricted retained earnings accounts beginning in from the third quarter of 2011.

6.	What happens if an FHLBank experiences net losses that result in a decline in its restricted retained earnings account?

An FHLBank's restricted retained earnings account could be reduced down to the beginning-of-year balance if the FHLBank experiences losses in one or more quarters that follow one or more quarters in the same calendar year for which the FHLBank had positive net income and made the required contribution. If cumulative losses in a calendar year exceed prior contributions for that year, the account may be reduced below the beginning-of-year balance (but not below zero), but only after other retained earnings, if any, have been reduced to zero.

If an FHLBank incurs a net loss for a cumulative year-to-date or annual period that results in a decline in the balance of its account below the beginning-of-year balance, the FHLBank's subsequent quarterly allocation requirement will increase to 50 percent of quarterly net income until the amount of the additional funds allocated to the account equals the amount by which the account balance declined below the beginning-of-year balance.

7.	Under what other circumstances could the balance of an FHLBank's restricted retained earnings account be reduced?

In addition to adjustments to the account related to net losses, an FHLBank may transfer balances out of its new restricted retained earnings account if its consolidated obligations decrease and the restricted retained earnings account balance exceeds 1.5 percent of its average consolidated obligations in the prior quarter. In addition, if the Agreement is terminated, an FHLBank would be allowed under the Agreement to transfer balances out of its new restricted retained earnings account one year after the termination date, as discussed in item 17.

8.	Can amounts in the new restricted retained earnings account be used to pay dividends?

No.

9.	Does the Agreement limit the ability of an FHLBank to use its other retained earnings, if any, to pay dividends?

No.

10.	How will Affordable Housing Program contributions be affected by the Agreement?

To fund the Affordable Housing Program each year, the FHLBanks currently set aside the greater of $100 million or 10% of the current year's net earnings before the assessment for the Affordable Housing Program but after the assessment for REFCORP. Because the REFCORP assessment reduced the amount of net earnings used to calculate the Affordable Housing Program assessment, it had the effect of reducing the total amount of funds allocated to the Affordable Housing Program.

The amounts allocated to the new restricted retained earnings account, however, will not be treated as an assessment and will not reduce each FHLBank's net income. As a result, each FHLBank's AHP contributions as a percentage of pre-assessment earnings will increase because the REFCORP obligation has been fully satisfied.

11.	Why did the FHLBanks decide to allocate these funds to a separate restricted retained earnings account at each FHLBank?

Establishing a new, separate restricted retained earnings account at each FHLBank allows each FHLBank to leverage the funds into earning assets on its own balance sheet. In addition, each FHLBank will be able to segregate the restricted retained earnings held in the new account from any other retained earnings on its books and records, which will assist the FHLBanks in tracking the accumulation of restricted retained earnings in the new account and complying with restrictions on the use of the restricted retained earnings under the Agreement.

12.	How does the Agreement affect the FHLBanks' capital plans?

Eleven FHLBanks have stock outstanding under a capital plan. Each of these FHLBanks is implementing amendments to its capital plan to incorporate the terms of the Agreement, and the Finance Agency approved these amended capital plans on August 5, 2011. The FHLBank of Chicago has a submission pending with the Finance Agency regarding its proposed capital plan, which has also been amended to incorporate the terms of the Agreement.

13.	Could an FHLBank transfer other retained earnings to its restricted retained earnings account?

No. While the Agreement does permit an FHLBank to allocate more than the required minimum contribution of 20 percent of net income to the account each quarter until it reaches the target level, transfers of previously retained earnings to the account are not permitted.

14.	Could this Agreement have any effect on the joint and several liability of the FHLBanks for their consolidated obligations?

By statute and regulation, the consolidated obligations of the FHLBanks are the joint and several obligations of all FHLBanks, and the Agreement does not affect this joint and several obligation. By strengthening the balance sheet of each FHLBank, however, the Agreement is intended to reduce the likelihood that any FHLBank will be called on to pay another FHLBank's consolidated obligations.

15.	Will changes in accumulated other comprehensive income have an effect on the new restricted retained earnings account?

To the extent that changes in accumulated other comprehensive income directly affect net income, those changes will also affect the amount allocated to the new restricted retained earnings account.

16.	How can the Agreement be terminated and what would happen to the restricted retained earnings in the event of termination?

There are two ways in which the Agreement can be terminated:

•
Voluntarily: The FHLBanks may voluntarily terminate the Agreement by an affirmative vote of the boards of directors of at least two-thirds of the then-existing FHLBanks. On the date written notice regarding the vote is delivered to the Finance Agency, the requirement to allocate 20 percent of earnings to the new restricted retained earnings account would cease. One year from the notice delivery date, all other restrictions on the use of the restricted retained earnings contained in the Agreement, including the restriction on the use of the restricted retained earnings to pay dividends, would also cease.

•
Automatically: The Agreement may be terminated automatically due to a change in the Federal Home Loan Bank Act of 1932, as amended (Act) or other applicable statute that will result in any new or higher assessment or tax on the net income or capital of the FHLBanks, or due to a change in the Act, another applicable statute, or the Finance Agency's regulations that will result in a mandatory allocation of an FHLBank's quarterly net income to any retained earnings account that is higher than the annual amount, or total amount, specified in an FHLBank's capital plan in effect immediately prior to the event that caused the automatic termination.

The Agreement provides procedures for determining whether an automatic termination event has occurred and when the Agreement is considered terminated. On the Agreement's termination date, the requirement to allocate 20 percent of earnings to the new restricted retained earnings account would cease. One year from the termination date, all other restrictions on the use of the restricted retained earnings contained in the Agreement, including the restriction on the use of the restricted retained earnings to pay dividends, would also cease.

17.	Will the Agreement have an effect on the rights of shareholders as owners of an FHLBank's retained earnings?

The Gramm-Leach-Bliley Act of 1999 amended Section 6(h) of the Act to provide that the holders of the Class B stock of an FHLBank own the “retained earnings, surplus, undivided profits, and equity reserves, if any” of the FHLBank. Consistent with those statutory provisions, the Agreement reiterates that the rights of the holders of an FHLBank's Class B stock as owners of the retained earnings, including restricted retained earnings, remain unchanged.

If the Agreement is terminated for any reason, the restrictions on the use of restricted retained earnings contained in the Agreement, including the restriction on the use of the restricted retained earnings to pay dividends, would cease one year from the termination date.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This Q&A contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including statements related to the potential benefits of the Agreement, the expected achievement of the target level for the new restricted retained earnings account, and the Agreement's impact on Affordable Housing Program contributions. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “intended,” “will,” and “expect,” or their negatives or other variations on these terms. The Bank cautions that by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, regulatory actions, future operating results and legislative or regulatory changes. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.